CONTACT:	FOR IMMEDIATE RELEASE
Ryan Lund	June 23, 2023
SVP, Director of Corporate Communications
952-746-0439
rlund@htlf.com

Margaret Lazo and Opal Perry Appointed
to HTLF Board of Directors

DENVER – June 23, 2023 – Heartland Financial USA, Inc. (NASDAQ: HTLF), operating under the brand name HTLF, announced Margaret Lazo and Opal Perry have been appointed to the company’s Board of Directors.

“Ms. Lazo and Ms. Perry bring extensive experience, leadership and perspective to the HTLF Board of Directors,” said John K. Schmidt, Chairman. “HTLF will benefit from their executive-level leadership and experience driving organizational change.”

Ms. Lazo is a Senior Operating Consultant at Cerberus Capital Management, a global private equity firm, where she is engaged in human capital initiatives across its portfolio companies. She is an accomplished executive with a history of successful leadership in the areas of talent development, DE&I, business transformation and organizational change. Prior to Cerberus, she was the Chief Human Resources Officer at Univision Communications, and prior to that, served in senior human resources leadership roles at GE Capital and NBC Universal.

Ms. Lazo holds a B.S. in Communications and Business from St. John’s University, and is an Advisory Board member of Bullseye Engagement, a human capital management software company, a member of the Board of Hispanic Federation, a nonprofit organization dedicated to empowering and advancing the Hispanic community and its institutions, and an advisory board member of the Latinx Executive Alliance, a consortium of executive leaders committed to advancing Latino talent in corporate America.

Ms. Perry is the Chief Strategy and Digital Transformation Officer at PODS Enterprises, LLC, a consumer services company in the moving and storage Industry. She has over 25 years of experience in building and growing global technology organizations, leading change initiatives and managing integration activities, including having served as Chief Information Officer of Hertz Global and holding senior technology roles at Allstate Insurance and Wells Fargo and Company.

Ms. Perry holds a Bachelor of Science degree in Computer Engineering from Carnegie Mellon University and Master of Business Administration degrees from the University of California – Berkeley and Columbia University. Ms. Perry also served as an officer in the United States Air Force.

“I am delighted to welcome Ms. Lazo and Ms. Perry to HTLF’s Board of Directors. Their diverse business experience, substantial skillsets and unique backgrounds make them both outstanding additions and enhance HTLF’s Board,” said Bruce K. Lee, HTLF President and CEO.

The appointments expand the HTLF Board of Directors to 12 members.

About HTLF
Heartland Financial USA, Inc., is a bank holding company operating under the brand name HTLF, with assets of $20.2 billion as of March 31, 2023. HTLF’s banks serve communities in Arizona, California, Colorado, Illinois, Iowa, Kansas, Minnesota, Missouri, Montana, New Mexico, Texas and Wisconsin. HTLF is committed to its core commercial business, supported by a strong retail operation, and provides a diversified line of financial services including treasury management, wealth management, investments and residential mortgage. Additional information is available at www.htlf.com.

# # #